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                                                                    Exhibit 99.3


                                 K. Brent Somers
                              6601 Limberlost Court
                                Solon, Ohio 44139

October 4, 2004


National Interstate Corporation
Attn: Michael A. Schroeder
3250 Interstate Drive
Richfield, Ohio 44286-9000

Dear Mr. Schroeder:

         The purpose of this letter is to give my consent to National Interstate Corporation (the "Company") to include me as a director-nominee in the Registration Statement on Form S-1, Form 8-A or other appropriate forms and any amendments or supplements thereto under the Securities Act of 1933, as amended, that the Company proposes to file with the Securities and Exchange Commission with respect to the initial public offering of securities.

Very truly yours,


/s/ K. Brent Somers
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K. Brent Somers